EXHIBIT 99.1

EXECUTION COPY

The Brink’s Company

1801 Bayberry Court

P.O. Box 18100

Richmond, Virginia 23226

February 8, 2007

Pirate Capital LLC, on behalf of itself and its affiliates,

200 Connecticut Avenue, 4th Floor

Norwalk, Connecticut 06854

Letter Agreement

Pirate Capital LLC, on behalf of itself and its affiliates (“Pirate Capital”), has previously publicly proposed, among other things, that (a) shareholders of The Brink’s Company (“Brink’s”) vote to recommend that Brink’s retain an investment bank to examine its strategic alternatives (the “Strategic Alternative Proposal”) and (b) two Pirate Capital nominees be elected to the Board of Directors of Brink’s (the “Board”) at Brink’s’ 2007 annual meeting of the shareholders (the “2007 Shareholders Meeting”) (the “Board Representation Proposal” and, together with the Strategic Alternative Proposal, the “Pirate Capital Proposals”).

In accordance with our recent discussions, this letter agreement sets forth certain understandings among the parties in connection with the Pirate Capital Proposals and related matters.

In connection with the foregoing, the parties agree as follows:

1. Pirate Capital agrees that:

(a) within one business day of the date of this letter agreement, it will publicly withdraw the Pirate Capital Proposals; and

(b) until the earlier of June 1, 2008 and the close of Brink’s 2008 annual meeting of shareholders, neither it nor any of its affiliates will (i) except as contemplated by item 2 below, seek election of, or seek to place, any person (other than a person approved by the Board) on the Board or seek the removal of any member of the Board, (ii) initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposals with respect to Brink’s, (iii) make, or in any way participate in, any “solicitation” of “proxies” to vote (as such terms are defined under the Exchange Act) or solicit any consent or communicate with, or seek to advise or influence, any person with respect to the voting of any voting securities in connection with the election of any person to, or removal of any member of, the Board or any shareholder proposal, (iv) request that Brink’s amend, waive or otherwise modify this paragraph (including this clause) or disclose a plan or intention inconsistent with the foregoing or (v) advise, assist, induce or encourage, or enter into any discussions, negotiations, agreements (including voting agreements) or arrangements with, any other person with respect to, or to do, any of the foregoing; provided that nothing in this paragraph shall prohibit communications among Pirate Capital and its affiliates. Pirate Capital agrees that it will be responsible for any breach of this provision by any of its affiliates.

2. Brink’s agrees that:

(a) at the next regularly scheduled Board meeting in February 2007, the Board will appoint Thomas R. Hudson Jr. (“Mr. Hudson”) as a director of Brink’s;

(b) as part of the Board’s proposals for the 2007 Shareholders Meeting, it will nominate and recommend Mr. Hudson as a director of Brink’s for a three-year term expiring in 2010;

(c) it will appoint Mr. Hudson as a member of the Strategy Committee, the Pension and Finance Committee and the Executive Committee; and

(d) it will reimburse to Pirate Capital an amount equal to Pirate Capital’s actual out-of-pocket expenses incurred (a) prior to the date of this letter agreement in connection with the Pirate Capital Proposals, the preparation and negotiation of this letter agreement and the preparation and filing of amendment number 5 to Mr. Hudson’s and Pirate Capital’s joint Schedule 13D reporting the entry into this letter agreement and the related filing under Rule 14a-12 (the “SEC Filings”) and (b) after the date of this letter agreement in connection with the preparation and filing of the SEC Filings.

3. For purposes of this letter agreement, the following terms have the meanings specified below:

“affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided that any fund or other investment vehicle that is managed, controlled or sponsored by any person shall be deemed an affiliate of such person.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“person” means any natural person, corporation, limited liability company, partnership, trust, joint venture, association, company or other entity.

“voting securities” means any securities of Brink’s entitled to vote generally in the election of directors of Brink’s or any direct or indirect rights to acquire any such securities or any securities convertible or exchangeable for such securities.

4. Each party hereto represents that this letter agreement has been duly authorized and approved by all necessary actions.

5. This letter agreement shall not be assignable by either party hereto without the prior written consent of the other party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This letter agreement may not be amended or waived except by an instrument in writing signed by each of the parties hereto. This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to Brink’s an executed counterpart hereof.

Very truly yours,

THE BRINK’S COMPANY,

by	/s/ Michael T. Dan
Name:	Michael T. Dan
Title:	President and Chief Executive Officer

Accepted and agreed as of the date first above written:

PIRATE CAPITAL LLC, on behalf of itself and its affiliates,

by	/s/ Thomas R. Hudson Jr.
Name:	Thomas R. Hudson Jr.
Title:	Manager